Earnings (Loss) Per Share


     A summary of the reconciliation from basic earnings (loss) per share to diluted earnings (loss) per share for the three month periods ended March 31, 1998 and 1997 follows:





                                                              March 31
                                                         1998          1997
                                                         ----          ----

Net earnings (loss)                                    1,666,592   (6,902,335)
Preferred stock dividends                                 77,875           --
                                                       ---------   -----------
Net income available to common stock holders           1,588,717   (6,902,335)
                                                       =========   ===========

Basic EPS-weighted average shares outstanding         10,380,260     7,853,134
                                                      ==========     =========
Basic earnings (loss) per share                           $ 0.15       $ (0.87)
                                                          ======       ========
Basic EPS-weighted average shares outstanding         10,380,260            --
Effect of diluted securities:
     Options and warrants                                276,860            --
     Convertible preferred stock                         569,638            --
                                                         -------
Dilutive EPS-weighted average shares outstanding      11,226,758            --
                                                      ==========
Diluted Earnings (loss) per share                         $ 0.14            --
                                                          ======

Convertible debt not included in diluted EPS since
antidilutive                                           1,801,749            --
                                                       =========